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For Immediate Release	Contacts:

	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

Glatfelter Reports 2007 Second Quarter Results

~ Annual Mill Outages Successfully Completed ~

York, PA, August 7, 2007: Glatfelter (NYSE: GLT) today reported net sales of $288.1 million for the second quarter ended June 30, 2007, compared with $279.7 million for the second quarter of 2006. Net income for the 2007 second quarter was $2.0 million, or $0.04 per diluted share, compared with a loss of $20.7 million, or a $0.46 loss per diluted share, for the prior-year period. The results for both periods reflect the impact of regularly scheduled annual maintenance outages at both the Chillicothe, OH and Spring Grove, PA facilities.

Second-quarter 2007 net income includes $3.5 million in gains from the sale of timberlands and $0.7 million in acquisition integration costs, all after taxes. The second-quarter 2006 results included Neenah related shutdown charges of $14.9 million, acquisition integration costs of $2.3 million and a $1.8 million charge for the early redemption of outstanding debt, all after taxes. These second quarter 2006 charges were partially offset by a $0.6 million after-tax gain on the sale of timberlands and $0.1 million of insurance recoveries. Excluding these items from each period’s results, second-quarter 2007 adjusted earnings per share, which constitute a non-GAAP financial measure, were a net loss of $0.02 per diluted share, compared to a net loss of $0.05 per diluted share in the second quarter of 2006. For a reconciliation of adjusted earnings to GAAP earnings, refer to the tabular presentation at the end of this release.

“Our second quarter results reflect improvements in the Specialty Papers business unit and another quarter of strong results in the Composite Fibers business unit,” said George H. Glatfelter II, Chairman and Chief Executive Officer. “Integration of the Lydney acquisition is progressing very well and ahead of plan, Composite Fibers’ profitability is improving, and demand for food and beverage products continues to grow. In Specialty Papers, the Chillicothe optimization plans continue to progress and we expect the benefit of these actions to be seen beginning in the second half of the year.”

Second-Quarter Business Unit Results

Specialty Papers

Second quarter 2007 net sales in the Company’s Specialty Papers business unit totaled $202.6 million compared with $203.5 million in the year-earlier quarter. Specialty Papers’ operating loss for the 2007-second quarter totaled $2.3 million reflecting a $3.6 million improvement from the same quarter of 2006.

Operating income benefited from a $3.6 million increase in average selling prices across all product lines and improved productivity at the Spring Grove facility. During the second quarters of 2007 and 2006, the Company completed annually scheduled maintenance outages in its Spring Grove, PA and Chillicothe, OH facilities. These planned required outages result in increased maintenance spending and reduced production leading to unfavorable manufacturing variances that negatively affect costs of products sold. The maintenance outages adversely impacted gross profit by approximately $15.3 million in the second quarter of 2007, which was at the low-end of the Company’s expectations, compared to $17.4 million in the same quarter a year ago. These favorable factors were partially offset by higher production costs primarily due to material usage and lower machine yields on book publishing products. In addition, raw material prices increased by $3.3 million largely driven by pulp and energy.

Commenting on the Company’s profit improvement plans at the Chillicothe facility Mr. Glatfelter stated, “During the quarter we made progress with the implementation of our improvement program particularly with respect to material usage and cost reduction efforts. Later in 2007, we also expect to realize benefits from actions taken to further improve productivity and machine yields.”

Composite Fibers

In Composite Fibers, net sales increased 12% to $85.5 million for the 2007 second quarter and operating income increased 121% to $6.8 million.

On a constant currency basis, average selling prices increased $2.3 million and volumes increased approximately 2.6%, with increases seen in food and beverage, technical specialties and metalized papers. Energy and raw material prices were $0.7 million higher than a year ago.

The improvement in Composite Fibers’ operating income largely reflects momentum generated from the integration benefits of Lydney acquisition. During the quarter, the Company achieved this acquisition’s $9 million annual run rate contribution to operating income ahead of schedule. The Company had previously targeted the fourth quarter of 2007 to achieve these benefits.

Timberland Sales Update

During the second quarter of 2007 approximately $6.0 million of timberland sales were completed. Timberland sales completed since the beginning of 2007 total $9.4 million, and the Company has contracts for the sale of an additional $35 million of timberlands that are expected to close in 2007. The Company now expects timberland sales for 2007 to total approximately $80 million significantly exceeding its previously announced target.

Other Financial Highlights

Selling, general and administrative (“SG&A”) expenses declined $1.2 million in the quarter-to-quarter comparison and totaled $23.8 million in the second quarter of 2007. The decrease was largely due to the absence of integration related costs incurred in the prior year quarter.

Net pension income totaled $2.9 million in the second quarter of 2007 compared to $4.2 million in the comparable quarter a year ago.

Year to Date Results

For the first six months of 2007, the Company’s net income totaled $5.3 million or $0.12 per share, compared to a loss of $32.6 million and a $0.73 loss per diluted share in the same period of 2006. The year-to-date results for 2007 include $5.4 million in gains from the sale of timberlands, a $3.7 million charge for the Fox River environmental matter and $1.3 million in acquisition integration costs and shutdown and restructuring charges, all after taxes. Reported results for the first six months of 2006 include, all on an after-tax basis, Neenah related shutdown charges of $32.5 million, acquisition integration costs of $3.3 million and a $1.8 million charge for the early redemption of outstanding debt. These 2006 charges were partially offset by a $0.6 million after-tax gain on the sale of timberlands and $0.1 million of insurance recoveries.

Outlook

For the second half of 2007, the Company expects a stable to slightly improving pricing environment in both Specialty Papers and Composite Fibers. In Specialty Papers, shipping volumes for the remainder of 2007 are expected to be in line with, or improve slightly from, 2006. In Composite Fibers, volumes are expected to be flat in the year over year comparison, however with a more favorable, higher margin mix of products.

As previously announced, the Company expects to achieve its accretion target for Chillicothe of $0.45 to $0.50 per year in 2008.

Conference Call

As previously announced, the Company will hold a conference call today at 11:00AM (Eastern) to discuss its second-quarter results. During the conference call, management will be referring to a slide presentation to supplement their prepared remarks. This presentation is available on the Company’s Investor Relations web page as well as through the webcast discussed below.

Interested persons who wish to hear the live webcast should go to the Company’s Investor Relations web page at www.glatfelter.com/e/invesstock.asp prior to the starting time to register, download and install any necessary audio software.

You may also participate by calling 877-493-9121 within the US and 973-582-2750 internationally (conference ID 9005271) at 10:55 AM (Eastern) on August 7, 2007. A taped replay of the conference call will be available within two hours of the conclusion of the call and until August 21, 2007. To access the taped replay, call 877-519-4471 within the US and 973-341-3080 internationally and enter conference PIN 9005271.

Caution Concerning Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Although the Company makes such statements based on assumptions that it believes to be reasonable, there can be no assurance that actual results will not differ materially from the Company’s expectations. Actual results may differ materially from these expectations due to changes in, among others, industry conditions, demand for or pricing of its products; risks associated with integrating acquisitions; global political, economic, business, competitive and market conditions; tax legislation; growth strategies and cost reduction initiatives; orderly execution of regularly scheduled maintenance outages; environmental matters surrounding the former Neenah facility and former Ecusta Division; successful execution of the Timberland Strategy with acceptable market conditions; and other factors. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission.

About Glatfelter

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and engineered products. U.S. operations include facilities in Spring Grove, PA, and Chillicothe and Fremont, OH. International operations include facilities in Germany, France, the United Kingdom and the Philippines and a representative office in China. Glatfelter’s common stock is traded on the New York Stock Exchange under the ticker symbol GLT.

P. H. Glatfelter Company and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three Months Ended		Six Months Ended June
	June 30		30
In thousands, except per share	2007	2006	2007	2006
Net sales	$288,091	$279,720	$569,080	$440,326
Energy sales – net	2,424	2,847	4,638	5,304

Total revenues	290,515	282,567	573,718	445,630
Costs of products sold	261,715	276,834	508,209	419,632

Gross profit	28,800	5,733	65,509	25,998
Selling, general and administrative expenses	23,776	25,040	52,503	41,737
Shutdown and restructuring charges	(63)	6,657	162	25,955
Gains on dispositions of plant, equipment and timberlands, net	(5,693)	(1,095)	(8,887)	(1,085)
Gains from insurance recoveries	–	(205)	–	(205)

Operating income (loss)	10,780	(24,664)	21,731	(40,404)
Nonoperating income (expense)
Interest expense	(7,424)	(7,170)	(14,761)	(10,563)
Interest income	848	1,126	1,589	1,792
Other – net	(364)	(1,896)	267	(1,546)

Total other income (expense)	(6,940)	(7,940)	(12,905)	(10,317)

Income (loss) before income taxes	3,840	(32,604)	8,826	(50,721)
Income tax provision (benefit)	1,842	(11,882)	3,575	(18,134)

Net income (loss)	$1,998	$(20,722)	$5,251	$(32,587)

Earnings (Loss) Per Share
Basic and diluted	$0.04	$(0.46)	$0.12	$(0.73)

Business Unit Financial Information
(unaudited)

Three months ended June 30
In thousands	Specialty Papers		Composite Fibers		Other and Unallocated		Total
	2007	2006	2007	2006	2007	2006	2007	2006
Net sales	$202,606	$203,461	$85,486	$76,263	$(1)	$(4)	$288,091	$279,720
Energy sales, net	2,424	2,847		–		–	2,424	2,847

Total revenue	205,030	206,308	85,486	76,263	(1)	(4)	290,515	282,567
Cost of products sold	192,817	197,459	70,522	66,693	(1,624)	12,682	261,715	276,834

Gross profit (loss)	12,213	8,849	14,964	9,570	1,623	(12,686)	28,800	5,733
SG&A	14,521	14,705	8,182	6,504	1,073	3,831	23,776	25,040
Shutdown and restructuring charges	–	–	–	–	(63)	6,657	(63)	6,657
Gains on dispositions of plant, equipment and timberlands	–	–	–	–	(5,693)	(1,095)	(5,693)	(1,095)
Gain on insurance recoveries	–	–	–	–	–	(205)	–	(205)

Total operating income (loss)	(2,308)	(5,856)	6,782	3,066	6,306	(21,874)	10,780	(24,664)
Non-operating income (expense)		–		–	(6,940)	(7,940)	(6,940)	(7,940)

Income (loss) before income taxes	$(2,308)	$(5,856)	$6,782	$3,066	$(634)	$(29,814)	$3,840	$(32,604)

Supplementary Data
Net tons sold	183,344	188,854	18,118	17,667	–	10	210,462	206,531
Depreciation expense	$8,881	$7,679	$5,251	$4,493	–	–	$14,131	$12,172

Business Unit Performance	For The Six Months Ended June 30,
In thousands	Specialty Papers		Composite Fibers		Other and Unallocated		Total
	2007	2006	2007	2006	2007	2006	2007	2006
Net sales	$399,510	$305,810	$169,570	$134,516	$—	$—	$569,080	$440,326
Energy sales, net	4,638	5,304	—	–	—	–	4,638	5,304

Total revenue	404,148	311,114	169,570	134,516	—	—	573,718	445,630
Cost of products sold	370,737	286,493	141,312	115,722	(3,840)	17,417	508,209	419,632

Gross profit (loss)	33,411	24,621	28,258	18,794	3,840	(17,417)	65,509	25,998
SG&A	29,048	23,987	16,494	12,585	6,961	5,165	52,503	41,737
Shutdown and restructuring charges	—	–	—	–	162	25,955	162	25,955
Gains on dispositions of plant, equipment and timberlands	—	–	—	–	(8,887)	(1,085)	(8,887)	(1,085)
Gain on insurance recoveries	—	–	—	–	—	(205)	—	(205)

Total operating income (loss)	4,363	634	11,764	6,209	5,604	(47,247)	21,731	(40,404)
Nonoperating income (expense)	—	–	—	–	(12,905)	(10,317)	(12,905)	(10,317)

Income (loss) before income taxes	$4,363	$634	11,764	$6,209	$(7,301)	$(57,564)	$8,826	$(50,721)

Supplementary Data
Net tons sold	358,464	307,940	36,475	32,552	—	10	394,939	340,502
Depreciation expense	$17,532	$16,354	$10,333	$8,291	—	–	$27,865	$24,645

Selected Financial Information
(unaudited)

	Six Months Ended June 30
In thousands	2007	2006
Cash Flow Data
Cash provided (used) by:
Operating activities	$17,636	$(32,348)
Investing activities	(4,773)	(175,763)
Financing activities	(22,604)	173,096
Depreciation, depletion and amortization	27,865	24,645
Capital expenditures	14,221	25,250
June 30, 2007		December 31, 2006

Balance Sheet Data
Cash and cash equivalents	$12,996	$21,985
Total assets	1,217,820	1,225,643
Total debt	382,804	397,613
Shareholders’ equity	394,517	388,368

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings are meant to present the financial performance of the Company’s core papermaking operation, which consists of the production and sale of specialty papers and composite fibers papers. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods. The performance of the Company’s papermaking operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, restructuring charges, merger integration costs, the charge for the early redemption of the Company’s 6-7/8% notes due July 2007 and insurance recoveries are excluded from the Company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the Company’s core papermaking business, and will only impact the Company’s financial results for a limited period of time. Gains from timberland sales and insurance recoveries are distinct from revenues generated from paper product sales. Unlike items such as cost of raw materials and overhead costs, restructuring costs, the charge for early redemption of outstanding debt, and merger integration costs are unique items that do not represent direct costs incurred in the manufacture and sale of the Company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period However, non-GAAP adjusted earnings provides a measure of how the Company’s core papermaking operations are performing, which management believes is useful to investors because it allows comparison of such papermaking operations from period to period.

Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP. The following tables set forth a reconciliation of results determined in accordance with accounting principles generally accepted in the United States of America to non-GAAP adjusted earnings discussed herein.

	Three Months Ended June 30
	2007		2006
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income (loss)	$1,998	$0.04	$(20,722)	$(0.46)
Timberland sales	(3,486)	(0.08)	(590)	(0.01)
Insurance recoveries	–	–	(130)	–
Shutdown and restructuring charges	–	–	14,901	0.33
Acquisition integration	704	0.02	2,319	0.05
Redemption premium	–	–	1,820	0.04
Adjusted earnings (loss)	$(784)	$(0.02)	$(2,402)	$(0.05)

	Six Months Ended June 30
	2007		2006
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income (loss)	$5,251	$0.12	$(32,587)	$(0.73)
Timberland sales	(5,400)	(0.12)	(590)	(0.01)
Environmental remediation	3,693	0.08	–	–
Insurance recoveries	–	–	(130)	–
Shutdown and restructuring charges	147	0.00	32,506	0.73
Acquisition integration	1,112	0.03	3,263	0.07
Redemption premium	–	–	1,820	0.04
Adjusted earnings (loss)	$4,803	$0.11	$4,282	$0.10

The sum of individual per share amounts set forth above may not agree to adjusted income per share due to rounding.